EXHIBIT 99.2

CDW Increases Annual Cash Dividend to $0.43

Quarterly Dividend of $0.1075 Per Share Represents 59 Percent Increase Over 2014

VERNON HILLS, Ill., Nov. 4, 2015 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.1075 per common share to be paid on December 10, 2015 to all shareholders of record as of the close of business on November 25, 2015. This represents an annual dividend of $0.43 per share, 59 percent higher than last year's level. Future dividends will be subject to Board approval.

"When we announced our refreshed capital allocation priorities last year we set out a target of returning 30 percent of free cash flow to shareholders via dividends by the end of five years," said Ann E. Ziegler, senior vice president & chief financial officer, CDW. "Today's action brings us closer to that target and reinforces our commitment to delivering both near and long-term value to our shareholders. Since our IPO in June 2013 our dividend has more than doubled."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in North America and the United Kingdom. A Fortune 500 company, CDW was founded in 1984 and employs more than 8,200 coworkers. For the trailing twelve months ended September 30, 2015, the company generated net sales of $12.6 billion. For more information about CDW please visit www.CDW.com.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries
Mary Viola
Vice President, Corporate Communications
847-968-0743
mediarelations@cdw.com

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